Exhibit 99.1

Reservoir Holdings, Inc., a Leading Independent Music Company, to List on NASDAQ Through Merger with Roth CH Acquisition II Co.

Reservoir has established itself as a best-in-class independent music company with diversified music publishing and recorded music catalogs comprising a vast collection of well-known hits across genre, geography, and time period

The transaction values the combined company at an enterprise value of $788 million and is expected to provide approximately $246 million in gross proceeds to the company; transaction includes a fully committed PIPE of $150 million from institutional investors, including Caledonia

Existing Reservoir shareholders are rolling 100% of their equity as part of the transaction

The business combination is expected to close in the third quarter of 2021. The combined company will be renamed Reservoir Media, Inc. and remain listed on the NASDAQ under the new ticker RSVR

NEW YORK & NEWPORT BEACH, April 14, 2021 --(BUSINESS WIRE)-- – Reservoir Holdings, Inc. (“Reservoir” or the “Company”), a leading independent music company, and Roth CH Acquisition Co. II (NASDAQ: ROCC) (“Roth CH II” or “ROCC”), a publicly traded special purpose acquisition company with $115 million in trust, announced today the signing of a definitive agreement for a business combination that will result in Reservoir becoming a public company. Upon closing of the transaction, the combined company will be renamed “Reservoir Media, Inc.” and is expected to remain listed on the NASDAQ under the new ticker symbol “RSVR.”

In connection with the merger announcement, the companies executed definitive agreements with institutional investors, including funds managed by Caledonia, for a common stock PIPE of $150 million at $10.00 per share.

Upon closing of the transaction, founder and CEO Golnar Khosrowshahi will continue to lead the combined company. Reservoir will be the first independent music company to go public in the United States and also the first female founded and led music company to be publicly traded in the United States.

Company Overview

Founded in 2007, Reservoir is an award-winning independent music company. The Company’s music publishing business represented Reservoir’s primary focus from its inception until its large-scale step toward building its recorded music business in 2019 with the acquisition of Chrysalis Records. With a catalog of hit songs and a roster populated by leading talent, the Company is well positioned to benefit from the tremendous growth in streaming and new digital platforms for music and more broadly, audio consumption.

Reservoir’s music publishing catalog consists of more than 130,000 copyrights and is diverse across genre, geography, and time period with titles dating as far back as 1900, and hundreds of #1 releases worldwide. The catalog includes evergreen compositions such as “It’s Your Thing” by The Isley Brothers, “Ring of Fire” by Johnny Cash, “Take Me Home, Country Roads” by John Denver, and “Señorita” by Shawn Mendes and Camila Cabello.

The Company’s music publishing catalog is complemented by its frontline creative business, a collection of songwriters and artists retained and fronted by Reservoir. Notable roster signings include Ben Harper, Migos’ Offset and Takeoff, 2 Chainz, Danja, James Fauntleroy, and Ali Tamposi. Reservoir has invested and deployed over $100 million in its frontline creative signings.

The Company’s recorded music business consists of more than 26,000 sound recordings. Like its music publishing catalog, Reservoir’s recorded music catalog is diverse across genre, geography, and time period.

The Company’s management business consists of over 60 clients who have received global recognition, and critical and commercial acclaim.

In total, Reservoir’s celebrated catalog includes over 100 Grammys, Oscars, and Tony awards, 16 Songwriter Hall of Fame inductees, and countless other global awards and recognition, while the Company holds a regular Top 10 U.S. Market Share according to Billboard’s Publishers Quarterly, was twice named Publisher of the Year by Music Business Worldwide’s The A&R Awards, and won Independent Publisher of the Year at the 2020 Music Week Awards.

While Reservoir has demonstrated a track record of organic growth of more than double that of industry average, M&A has been a key driver of its scale. The Company has deployed more than $400 million in catalog acquisitions since inception. As the Company has scaled, the majority of catalog acquisitions have required little-to-no additional operating expenses and have been highly accretive. Reservoir expects to continue to follow its disciplined acquisition strategy.

Golnar Khosrowshahi commented, “From day one, our mission has always been to be the best independent music company in the industry. Today we have taken an important step forward in Reservoir’s evolution to fully realize that vision through our partnership with Roth CH II. Our dedication to our songwriters and artists and their music is at the heart of everything that we do, and this path to growth supports our promise to service our clients, enhance value, and build a quality catalog. I am immensely proud of what we have built alongside President & COO Rell Lafargue, and our incredible team whose excellent skills, high-touch client service, and outstanding track record is unmatched.”

Partners of Roth Capital and Craig-Hallum, sponsors of Roth CH II stated, “We are thrilled to be partnering with Reservoir and its exceptional leadership team. Reservoir has built an outstanding collection of hit songs and soundtracks in both its music publishing and masters businesses, and has a unique and differentiated value enhancement model that drives highly attractive returns. We are excited about Reservoir’s strong cash flow generating capabilities in a growing industry with significant tailwinds. The portfolio is fully diversified in all genres of music with some of the most iconic hits of the past hundred years. We look forward to Reservoir pursuing future organic growth and acquisitions in this exciting sector under consolidation.”

Reservoir Investment Highlights

•	Large market opportunity with strong secular industry tailwinds driven by the global adoption of paid streaming music subscription services and growth in areas like in-home fitness
•	Diverse catalogs of music compositions and sound recordings, de-risked by long-term royalty copyright ownership
•	Business model strengthened by value enhancement initiatives that have enabled the Company to grow organically at more than double the rate of the industry
•	An active songwriter roster nurtured by the frontline creative team has achieved regular top ten market share within the contemporary music marketplace
•	Proven M&A platform and large pipeline of catalog acquisition opportunities in an industry ripe for consolidation
•	Highly attractive economic model with predictable, significant free cash flow generation

Transaction Overview

The transaction will be funded by a combination of Roth CH II’s cash held in its trust account (after any redemptions by its public stockholders in connection with the closing), a full equity roll-over from existing Reservoir ownership, and proceeds from a private placement of $150 million of common stock at $10.00 per share led by Caledonia and other institutional investors that will close concurrently with the business combination.

The transaction implies a pro forma enterprise valuation for the combined company of approximately $788 million at closing. The pro forma implied equity value of the combined company is $740 million at $10.00 per share, assuming no redemptions by the public stockholders of ROCC. Following the transaction and after payment of transaction expenses, Reservoir is expected to receive approximately $246 million of cash – inclusive of the $150 million PIPE and assuming no redemptions from the approximately $115 million of cash held in Roth CH II’s trust account.

The board of directors of Reservoir and ROCC have unanimously approved the transaction. The transaction will require the approval of the stockholders of ROCC and is subject to other customary closing conditions. The transaction is expected to close in the third quarter of 2021.

The combined company will continue to be led by Golnar Khosrowshahi, Founder & CEO, and an executive leadership team including Rell Lafargue, President & COO, and Jim Heindlmeyer, CFO.

Advisors

Roth Capital Partners, LLC and Craig-Hallum Capital Group LLC are acting as placement agents for the PIPE transaction. Goldman Sachs & Co. LLC is acting as financial advisor to Reservoir. Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal advisor to Reservoir and Loeb & Loeb LLP is acting as legal advisor to Roth CH II.

Webinar

Roth CH II and Reservoir management have made available a presentation and joint audio webinar to discuss the proposed transaction. To view the presentation and listen to the audio, please visit Roth CH II’s website at: https://rocc.rothch.com/.

About Reservoir

Reservoir is an independent music company based in New York City and with offices in Los Angeles, Nashville, Toronto, London, and Abu Dhabi. Founded as a family-owned music publisher in 2007, the company has grown to represent over 130,000 copyrights and 26,000 master recordings with titles dating as far back as 1900, and hundreds of #1 releases worldwide. Reservoir holds a regular Top 10 U.S. Market Share according to Billboard’s Publishers Quarterly, was twice named Publisher of the Year by Music Business Worldwide’s The A&R Awards, and won Independent Publisher of the Year at the 2020 Music Week Awards.

Its publishing catalog includes historic pieces written and performed by greats like Billy Strayhorn, Hoagy Carmichael, and John Denver; the contemporary-classic catalogs of Sheryl Crow and Phantogram; and current award-winning hits performed by the likes of Lady Gaga, Camila Cabello, Bruno Mars, Cardi B, and more. The company’s roster of active writers and producers includes the award-winning James Fauntleroy, Ali Tamposi, and Danja, plus popular performing artists 2 Chainz, A Boogie Wit Da Hoodie, and Migos’ Offset and Takeoff.

Reservoir’s collection of film music includes rights to scores created by award-winning composer-producer Hans Zimmer, as heard in the motion pictures The Lion King, the Pirates of the Caribbean series, Gladiator, The Dark Knight Trilogy, and over 150 other titles.

The company also represents a multitude of recorded music through Chrysalis Records and Philly Groove Records and manages artists through its ventures with Blue Raincoat Artists and Big Life Management. For more information, visit www.reservoir-media.com.

About Roth CH Acquisition II Co.

Roth CH Acquisition II Co. is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Roth CH is jointly managed by Roth Capital Partners and Craig-Hallum Capital Group. Its initial public offering occurred on December 10, 2020 raising approximately $115 million. For more information, visit www.rothch.com.

Additional Information and Where to Find It

This communication is being made in respect of the proposed business combination transaction involving Roth CH II and Reservoir. A full description of the terms of the transaction is expected to be provided in a proxy statement of Roth CH II to be filed by Roth CH II with the SEC. Roth CH II urges investors, stockholders and other interested persons to read, when available, the preliminary proxy statement as well as other documents filed with the SEC because these documents will contain important information about Roth CH II, Reservoir and the transaction. After review by the SEC, the definitive proxy statement will be mailed to stockholders of Roth CH II as of a record date to be established for voting on the proposed transaction. Stockholders will also be able to obtain a copy of the proxy statement, without charge, by directing a request to: Roth CH Acquisition II Co., 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660. The preliminary and definitive proxy statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov). The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, Roth CH II’s and Reservoir’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning our possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. Certain of these risks are identified and discussed in Roth CH II’s Form 10-K for the year ended December 31, 2020 under Risk Factors in Part I, Item 1A. These risk factors will be important to consider in determining future results and should be reviewed in their entirety. These forward-looking statements are expressed in good faith, and Roth CH II and Reservoir believe there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and neither Roth CH II nor Reservoir is under any obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers should carefully review the statements set forth in the reports, which Roth CH II has filed or will file from time to time with the SEC.

In addition to factors previously disclosed in Roth CH II’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to meet the closing conditions to the merger, including approval by stockholders of Roth CH II on the expected terms and schedule and the risk that regulatory approvals required for the merger are not obtained or are obtained subject to conditions that are not anticipated; delay in closing the merger; failure to realize the benefits expected from the proposed transaction; the effects of pending and future legislation; risks related to disruption of management time from ongoing business operations due to the proposed transaction; business disruption following the transaction; risks related to Reservoir’s indebtedness; other consequences associated with mergers, acquisitions and divestitures and legislative and regulatory actions and reforms; risks of the music industry, including risks of artist signings and catalog acquisition process; the highly competitive nature of the music industry and product introductions and promotional activity by competitors; litigation, complaints, privacy and data protection laws, privacy or data breaches, or the loss of data.

Any financial projections in this communication are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Roth CH II’s and Reservoir’s control. While all projections are necessarily speculative, Roth CH II and Reservoir believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this communication should not be regarded as an indication that Roth CH II and Reservoir, or their representatives, considered or consider the projections to be a reliable prediction of future events.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

This communication is not intended to be all-inclusive or to contain all the information that a person may desire in considering an investment in Roth CH II and is not intended to form the basis of an investment decision in Roth CH II. All subsequent written and oral forward-looking statements concerning Roth CH II and Reservoir, the proposed transaction or other matters and attributable to Roth CH II and Reservoir or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

Participants in the Solicitation

Roth CH II and its directors and executive officers may be considered participants in the solicitation of proxies with respect to the potential transaction described herein under the rules of the SEC. Information about the directors and executive officers of Roth CH II and a description of their interests in Roth CH II will be contained in the transaction proxy statement when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above. Reservoir and its directors and executive officers may also be deemed to be participants in the solicitation of proxies in connection with the potential transaction described herein. Information regarding the participants and their interests in the proposed transaction will be included in the proxy statement.

Non-Solicitation
The disclosure herein is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Roth CH II, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a definitive document.

Contact Information

Roth CH II

John Lipman, COO

Roth CH Acquisition II Co.

rothch@roth.com

Reservoir

Golnar Khosrowshahi

Founder and CEO

ir@reservoir-media.com